Exhibit 10.1

AMCOR PLC
EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

Effective September 23, 2025

1.            Purpose. The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Amcor plc (the “Company”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of its executives, notwithstanding the possibility, pendency or occurrence of a Change in Control (as defined below) of the Company. The Committee believes it is important to diminish the likelihood of distraction of the executives by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control and to encourage such executives’ full attention and dedication to the Company currently and in the event of any possible or pending Change in Control, and to provide such employees with compensation and benefits arrangements upon a Change in Control consistent with their expectations and competitive practice. To accomplish these objectives, the Committee has approved this Amcor plc Executive Change in Control Severance Plan (the “Plan”).

2.            Definitions.  In addition to other terms defined elsewhere herein, the following terms shall have the following meanings.

(a)            “Affiliate” means (i) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company or (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Committee.

(b)            “Annual Base Salary” means the Participant’s rate of annual base salary as in effect immediately prior to the date of Termination (determined without regard to any reduction thereof in the event of a Termination for Good Reason within the meaning of Section 2(n)(iii)) or the effective date of the Change in Control, whichever is higher.

(c)            “Bonus Payment” means the Participant’s Annual Base Salary multiplied by the Participant’s target annual bonus percentage as in effect immediately prior to the date of Termination (determined without regard to any reduction thereof in the event of a Termination for Good Reason within the meaning of Section 2(n)(iii)) or the effective date of the Change in Control, whichever is higher.

(d)            “Change in Control” shall have the meaning given in the Amcor 2019 Omnibus Incentive Share Plan, as it may be amended from time to time, or any successor plan thereto.

(e)            “Change in Control Protection Period” means the period beginning on the sixtieth (60th) day preceding the date of the Change in Control and ending on the date of the second anniversary of the Change in Control.

(f)            “Chief Executive Officer” means the Chief Executive Officer of the Company as designated as such by the Board from time to time.

(g)            “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes any successor provision and the regulations promulgated under such provision.

(h)            “Officer Participant” means (i) any executive of the Company who reports directly to the Chief Executive Officer and (ii) any other executive who is designated as an Officer Participant from time to time by the Committee.

(i)            “Participant” shall have the meaning given in Section 3.

(j)            “Severance Multiplier” means (i) two, in the case of the Chief Executive Officer, and (ii) one, in the case of an Officer Participant.

(k)            “Subsidiary” means any entity in which the Company, directly or indirectly, possesses fifty percent (50%) or more of the total combined voting power of all classes of stock or other equity.

(l)            “Termination” means a Participant’s separation from service as defined by Code Section 409A.

(m)            “Termination for Cause” means a Participant’s Termination by the Company or a Subsidiary due to:

(i)            The willful and continued failure of the Participant to perform substantially the Participant’s duties with the Company or one of its Affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Board or (in the case of a Participant other than the Chief Executive Officer) the Chief Executive Officer that specifically identifies the manner in which the Board or (in the case of a Participant other than the Chief Executive Officer) the Chief Executive Officer believes that the Participant has not substantially performed the Participant’s duties, and the Participant has failed to cure such failure within thirty (30) days after receipt of such written demand;

(ii)           The Participant’s conviction of, or plea of “guilty” or “no contest” to, (x) a felony or (y) any violent crime or crime involving theft, dishonesty, moral turpitude, or money laundering;

(iii)          The Participant’s commission of any tortious act, unlawful act or malfeasance which causes or reasonably could cause (for example, if it became publicly known) material harm to the Company’s standing, condition or reputation;

(iv)         The Participant’s breach of any written agreement between the Participant and the Company, or violation of the Company’s code of conduct or other written policy; or

(v)           The Participant’s gross negligence, willful misconduct or commission of an act of fraud in the Participant’s dealings with the Company.

For purposes of this definition, no act or failure to act on the part of the Participant shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or (in the case of a Participant other than the Chief Executive Officer) upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company. The cessation of employment of the Participant shall not be deemed to be a Termination for Cause unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Participant and the Participant is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Participant is guilty of the conduct described in any of clauses (i)-(v) above, and specifying the particulars thereof in detail.

(n)            “Termination for Good Reason” means a Participant’s Termination on the basis of:

(i)            A material diminution in the Participant’s authority, duties, or responsibilities (not including any temporary reduction in authority during any period of mental or physical incapacity);

(ii)           The Company’s requiring the Participant to relocate the Participant’s principal place of work to a location that would increase the Participant’s one-way commute by at least fifty (50) miles or the Company’s requiring the Participant to travel on Company business to a substantially greater extent than required immediately prior to the effective date of the Change in Control;

(iii)          A material reduction in the Participant’s annual base salary or participation level or opportunity in any bonus or other incentive compensation plan or program of the Company; or

(iv)          A material breach of any provision of this Plan by the Company.

A Termination shall be deemed a Termination for Good Reason only if (x) the Participant provides notice to the Company of the existence of the particular condition, action or inaction which the Participant considers to give the Participant grounds for a Termination for Good Reason within 60 days of the initial existence of such condition, action or inaction, (y) the Company fails to remedy the condition, action or inaction within 30 days of its receipt of the Participant’s notice and (z) the Participant terminates the Participant’s employment by no later than 60 days after the end of the Company’s 30-day remedy period.

(o)            “Termination Without Cause” means a Participant’s Termination by the Company or a Subsidiary other than a Termination for Cause.

3.            Participation and At-Will Employment.

(a)            Participants. “Participants” in this Plan shall consist of the Chief Executive Officer and those individuals who from time to time qualify as Officer Participants.  A Participant whom the Board determines is no longer the Chief Executive Officer or an Officer Participant shall cease to be a Participant in this Plan when so notified of such determination; provided that, notwithstanding anything to the contrary herein, no such determination, and no other change in a Participant’s designation that would result in fewer benefits being paid under this Plan to such Participant, shall be made, and if made shall have no effect, (i) during the Change in Control Protection Period or (ii) during any period in which the Company has knowledge that a third person has taken steps reasonably calculated to effect a Change in Control until, in the opinion of the Board or the Committee, such person has abandoned or terminated its efforts to effect a Change in Control.

(b)            Scope. Nothing in this Plan is intended to constitute a contract of employment or provide any rights, entitlements or benefits prior to the commencement of a Change in Control Protection Period. Each Participant shall at all times be considered an “at-will” employee of Company or a Subsidiary that employs the Participant. Accordingly, a Participant’s employment may be terminated by either the Company or a Subsidiary, on the one hand, or by the Participant, on the other hand, at any time and for any reason or for no particular reason, subject to any applicable notice requirements.

4.            Termination Payments and Other Benefits. In the event of a Participant’s Termination Without Cause or a Termination for Good Reason during the Change in Control Protection Period, the Participant shall receive the following (the “Change in Control Termination Benefits”):

(a)            Accrued Benefits. Any (i) accrued but unpaid base salary, which shall be paid on the pay date immediately following the Termination (or such earlier date required by applicable law) in accordance with customary payroll procedures; (ii) reimbursement for unreimbursed business expenses properly incurred by the Participant prior to the Termination, which shall be subject to and paid in accordance with the applicable expense reimbursement policy; and (iii) earned but unpaid annual bonus with respect to any completed fiscal year immediately preceding the Termination, which shall be paid on the otherwise applicable payment date for such bonus.

(b)            Cash Severance. A lump-sum cash payment in an amount equal to the sum of (i) the product of the Severance Multiplier applicable to the Participant multiplied by the sum of the Participant’s Annual Base Salary and Bonus Payment plus (ii) the bonus or incentive compensation otherwise payable to the Participant with respect to the fiscal year in which the Termination occurs under all bonus or incentive compensation plans in which the Participant is a participant, pro-rated to reflect any partial year of service and calculated on the basis of the greater of (A) the most recently forecasted performance through the end of the performance period, or (B) the target performance level.

(c)            Continued Medical Benefits. For U.S-based Participants only, if the Participant, and any spouse or dependents of the Participant (“Family Members”), has coverage on the date of the Participant’s Termination Without Cause or Termination for Good Reason under a group health plan sponsored by the Company, then the Company will pay, for up to twenty-four (24) months for the Chief Executive Officer and up to twelve (12) months for any other Participant, the total applicable premium cost for continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, 29 U.S.C. Sections 1161-1168; 26 U.S.C. Section 4980B(f), as amended, and all applicable regulations (referred to collectively as “COBRA”), in each case to the extent the Participant is eligible for and validly elects to continue coverage under COBRA for the Participant and the Participant’s Family Members for such period . Notwithstanding the foregoing, such payments shall cease to the extent (i) the Participant becomes eligible for (A) medical, vision, prescription or dental coverage from a subsequent employer or (B) Medicare or (ii) the Participant’s COBRA coverage otherwise ends.

(d)            Equity Award Accelerated Vesting. One hundred percent (100%) of the Participant’s outstanding equity-based awards automatically shall become fully vested and exercisable and, to the extent consistent with Code Section 409A, shall be paid immediately upon such Termination. In the case of such awards that are subject to performance goals, the accelerated vesting shall be calculated by deeming the performance goals achieved at the target level, unless a more favorable result for the Participant is provided under the terms of the award. The period over which such equity-based awards may be exercised shall be governed by the applicable provisions of the Company’s share plans and related award agreements. The Participant shall also receive, without duplication, any additional or more favorable rights provided under the terms of an equity-based award, including but not limited to the terms of the Amcor 2019 Omnibus Incentive Share Plan or any other Company equity plan under which the equity-based award was granted.

A Termination occurring during the sixty (60) days preceding the Change in Control shall be deemed to have occurred during the Change in Control Protection Period for purposes of this Section 4 only if the Participant reasonably demonstrates that such Termination (x) was at the request of a third party who has taken steps reasonably calculated to effect the Change in Control or (y) otherwise arose in connection with or anticipation of the Change in Control.

The amounts of any lump-sum payments described in this Section 4 shall be determined and such payments shall be made as soon as possible (but in no event more than 90 days) following the Participant’s Termination (except to the extent otherwise required for compliance with applicable law); provided, however, that, to the extent necessary, in the good faith determination of the Company, to comply with Code Section 409A, if the Participant is deemed to be a “specified employee” for purposes of Code Section 409A, payment under this Plan shall be made on the first business day following the date that is six (6) months after the date of Termination.

Notwithstanding anything to the contrary herein, as a condition to receiving Change in Control Termination Benefits under this Plan, each Participant will be required to comply with any noncompetition, nonsolicitation, confidentiality and other restrictive covenant obligations to which the Participant is subject at the time of the Participant’s Termination, to the extent such obligations are enforceable under applicable law.

5.            Nonexclusivity of Rights. Nothing in this Plan shall prevent or limit any Participant’s continuing or future participation in any plan, program, policy or practice provided by the Company or any Affiliates and for which the Participant may qualify, nor shall anything herein limit or otherwise affect such rights as a Participant may have under any contract or agreement with the Company or any Affiliates; provided that, to the extent any benefits under this Plan are duplicative of similar benefits provided under another arrangement of the Company or its Affiliates, the benefits under this Plan shall be reduced to the extent required to avoid such duplication. To the extent a Participant is entitled to statutory or similar severance benefits outside of the United States in connection with a Termination, any such benefits shall reduce or offset any Change in Control Termination Benefits to which a Participant otherwise becomes entitled.

6.            Full Settlement. The Company’s obligation to make the payments provided for in this Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against a Participant or others. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and such amounts shall not be reduced whether or not the Participant obtains other employment.

7.            Application of Limits on Payments.

(a)            Determination of Cap or Payment. Notwithstanding any other provision of this Plan to the contrary, if any payments or benefits paid by the Company pursuant to this Plan (“Plan Payments”) would cause some or all of the Plan Payments or any other payments made to or benefits received by a Participant in connection with a Change in Control (such payments or benefits, together with the Plan Payments, the “Total Payments”) to be subject to the tax (“Excise Tax”) imposed by Code Section 4999 but for this Section 7, then the Total Payments shall be delivered either (i) in full or (ii) in an amount such that the value of the aggregate Total Payments that the Participant is entitled to receive shall be One Dollar ($1.00) less than the maximum amount that the Participant may receive without being subject to the Excise Tax, whichever of (i) or (ii) results in the receipt by the Participant of the greatest benefit on an after-tax basis (taking into account applicable federal, state and local income taxes and the Excise Tax).

(b)            Procedures.

(i)	If a Participant or the Company believes that a payment or benefit due the Participant will result in some or all of the Total Payments being subject to the Excise Tax, then the Company, at its expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel (“National Tax Counsel”) selected by the Company (which may be regular outside counsel to the Company), which opinion sets forth (A) the amount of the Base Period Income (as defined below), (B) the amount and present value of the Total Payments, (C) the amount and present value of any excess parachute payments determined without regard to any reduction of Total Payments pursuant to Section 7(a)(ii), and (D) the net after-tax proceeds to the Participant, taking into account applicable federal, state and local income taxes and the Excise Tax if (1) the Total Payments were delivered in accordance with Section 7(a)(i) or (2) the Total Payments were delivered in accordance with Section 7(a)(ii). The opinion of National Tax Counsel shall be addressed to the Company and the Participant and shall be binding upon the Company and the Participant. If such National Tax Counsel opinion determines that Section 7(a)(ii) applies, then the Plan Payments or any other payment or benefit determined by such counsel to be includable in the Total Payments shall be reduced or eliminated so that under the bases of calculations set forth in such opinion there will be no excess parachute payment. In such event, payments or benefits included in the Total Payments shall be reduced or eliminated by applying the following principles, in order: (x) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (y) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (z) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Code Section 409A, then the reduction shall be made pro rata among the payments or benefits included in the Total Payments (on the basis of the relative present value of the parachute payments).

(ii)	For purposes of this Section 7: (A) the terms “excess parachute payment” and “parachute payments” shall have the meanings given in Code Section 280G and such “parachute payments” shall be valued as provided therein; (B) present value shall be calculated in accordance with Code Section 280G(d)(4); (C) the term “Base Period Income” means an amount equal to the Participant’s “annualized includible compensation for the base period” as defined in Code Section 280G(d)(1); (D) for purposes of the opinion of National Tax Counsel, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Code Sections 280G(d)(3) and (4); and (E) the Participant shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation, and state and local income taxes at the highest marginal rate of taxation in the state or locality of the Participant’s domicile, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

(iii)	If National Tax Counsel so requests in connection with the opinion required by this Section 7(b), the Company shall obtain, at the Company’s expense, and the National Tax Counsel may rely on, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Participant solely with respect to its status under Code Section 280G.

(iv)	The Company agrees to bear all costs associated with, and to indemnify and hold harmless the National Tax Counsel from, any and all claims, damages and expenses resulting from or relating to its determinations pursuant to this Section 7, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of such firm.

(v)	This Section 7 shall be amended to comply with any amendment or successor provision to Code Section 280G or Code Section 4999. If such provisions are repealed without successor, then this Section 7 shall be cancelled without further effect.

8.            Successors.

(a)            Benefits under this Plan are personal to the Participant and without the prior written consent of the Company shall not be assignable by the Participant otherwise than by will or the laws of descent and distribution. This Plan shall inure to the benefit of and be enforceable by the Participant’s legal representatives.

(b)            This Plan shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)            The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to assume expressly and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Plan, “Company” shall mean the Company as hereinbefore defined and any successor to its business or assets as aforesaid that assumes and agrees to perform this Plan by operation of law, or otherwise.  For the avoidance of doubt, no Participant shall be deemed to have undergone a Termination solely by virtue of a transfer of his or her employment from the Company to any such successor in connection with a succession to all or substantially all of the assets of the Company.

9.            Miscellaneous.

(a)            This Plan shall be governed by and construed in accordance with the laws of the State of Illinois in the United States of America, without reference to principles of conflict of laws. The captions of this Plan are not part of the provisions hereof and shall have no force or effect.

(b)           This Plan may be terminated, amended or modified by the Board at any time; provided that no termination, amendment or modification of the Plan during the Change in Control Protection Period that adversely affects the rights of a Participant hereunder shall be given effect unless the written consent of the Participant thereto is obtained; and provided further that in the event a Participant experiences a Termination for Good Reason or a Termination without Cause during the Change in Control Protection Period, no termination, amendment or modification of the Plan after the Change in Control Protection Period that adversely affects the rights of a Participant hereunder shall be given effect unless the written consent of the Participant thereto is obtained. All references to a Participant in this subsection (b) shall include the Participant’s successors or legal representatives.

(c)            The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan.

(d)            The Company may withhold from any amounts payable under this Plan such federal, state, local or foreign taxes or other amounts as shall be required to be withheld pursuant to any applicable law or regulation.

(e)            It is the Company’s intention that this Plan comply with or be exempt from the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Notwithstanding anything to the contrary in the Plan, the Company reserves the right to amend the Plan as it deems necessary or advisable, in its sole discretion and without the consent of the Participants, to comply with Code Section 409A or to otherwise avoid income recognition under Code Section 409A prior to the actual payment of Change in Control Termination Benefits or imposition of any additional tax (provided that no such amendment shall materially reduce the benefits provided hereunder).

(f)            The Participant’s failure to insist upon strict compliance with any provision of this Plan or the failure to assert any right the Participant may have hereunder, including, without limitation, the right of the Participant to incur a Termination for Good Reason as defined in Section 2(n) of this Plan, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Plan.

(g)            All the foregoing severance and benefit arrangements shall be communicated to each Participant in this Plan and shall be generally described in filings with the Securities and Exchange Commission and to the shareholders of the Company, all to the extent deemed necessary or desirable by the Company, in order that each Participant shall be deemed to have continued his employment with the Company hereafter in good faith reliance upon this Plan.